Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation	Percent of Ownership
Sprague Operating Resources LLC	Delaware	100%
Sprague Energy Solutions Inc.	Delaware	100%
Sprague Connecticut Properties LLC	Delaware	100%
Sprague Terminal Services LLC	Delaware	100%
Sprague Co-op Member LLC	Delaware	100%
Sprague Resources Coöperatief U.A. [0.9% by Sprague Co-op Member LLC]	The Netherlands	99.1%
Kildair Service ULC	Canada	100%
Wintergreen Transport Corporation ULC	Canada	100%
Transit P.M. ULC	Canada	100%
Sprague Resources Finance Corp	Delaware	100%